Exhibit 99.1

HILLMAN ANNOUNCES PROPOSED ACQUISITION OF TAGWORKS

CINCINNATI, March 11, 2011/PRNewswire-FirstCall/ — The Hillman Companies, Inc. (NYSE-Amex: HLM_P) (the “Company” or “Hillman”), announced today that its subsidiary, The Hillman Group, Inc. entered into a purchase agreement to acquire all of the membership interests in TAGWORKS, L.L.C. for an initial purchase price of $40.0 million in cash. TagWorks is responsible to pay $18.5 million of outstanding debt and transaction fees from proceeds at close. The closing purchase price is subject to post-closing adjustments for certain changes in indebtedness and working capital of TagWorks and certain transaction expenses, in each case as provided in the purchase agreement. In addition, subject to fulfillment of certain conditions, Hillman Group will pay additional consideration of $12.5 million to the sellers of TagWorks on October 31, 2011, and an additional earn-out payment in 2012. The transaction is subject to customary closing conditions including the receipt by The Hillman Group of adequate financing. The transaction is currently expected to close on March 16, 2011, concurrently with the closing of The Hillman Group’s recently announced offering of 10.875% senior notes due 2018.

Founded in 2007 by George Hagen, TagWorks provides an innovative pet ID tag program to Petsmart using a unique, patent-protected / patent-pending technology and product portfolio.

In conjunction with this agreement, Hillman Group is entering into a 17 year agreement with KeyWorks-KeyExpress, LLC, a company affiliated with TagWorks, to assign its patent-pending retail key program technology to The Hillman Group.

Max W. (“Mick”) Hillman, Jr., Chief Executive Officer of Hillman, said “We have been extremely impressed with TagWorks product innovation capabilities and the energy and drive George Hagen and his team bring to the table. We look forward to working alongside the TagWorks and KeyWorks teams to expand our technology portfolio and improve the retail customer experience.”

Tyler Wolfram, Chairman of Hillman and Partner at Oak Hill Capital Partners stated, “We are enthusiastic about this business combination. The acquisition of TagWorks is consistent with our investment thesis of leveraging Hillman’s scale and infrastructure to grow our core business lines and provide greater innovation and value to our customers.”

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading value-added distributor of over 60,000 SKUs, consisting of fasteners, key duplication systems, engraved tags and related hardware items to over 20,000 retail customers in the U.S., Canada, Mexico, South America and Australia, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores and other retailers. Hillman provides a comprehensive solution to its retail customers for managing SKU intensive, complex home improvement categories. Hillman also offers its customers value-added services, such as inventory management and in-store merchandising services.

In May 2010, Oak Hill Capital Partners and Hillman’s management team formed a partnership to acquire Hillman. Oak Hill Capital Partners is a private equity firm with more than $8 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions. Oak Hill Capital Partners is one of several Oak Hill partnerships, each of which has a dedicated and independent management team. These Oak Hill partnerships comprise over $30 billion of investment capital across multiple asset classes. For more information about Oak Hill Capital Partners, visit www.oakhillcapital.com.

For more information on the Company, please visit our website at http://hillmangroup.com or call Investor Relations at

(513) 851-4900, ext. 2084.